 Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 31, 2022, among KKR & Co. Inc., a Delaware corporation (“KKR & Co.”), KKR Aubergine Inc., a Delaware corporation (“New Pubco”) and KKR Aubergine Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New Pubco (“Merger Sub II”).

WITNESSETH:

WHEREAS, on October 8, 2021, KKR & Co.; KKR Group Holdings Corp., a Delaware corporation; KKR Group Partnership L.P., a Cayman Island exempted limited partnership; KKR Holdings L.P., a Delaware limited partnership (“KKR Holdings”); KKR Holdings GP Limited, a Cayman Islands exempted company; KKR Associates Holdings L.P., a Cayman Islands exempted limited partnership; KKR Associates Holdings GP Limited, a Cayman Islands exempted company; and KKR Management LLP, a Delaware limited partnership, entered into that certain Reorganization Agreement (the “Reorganization Agreement”) setting forth the terms and conditions of a series of transactions among the parties thereto (each such transaction, a “Reorganization Step” and such transactions together, the “Reorganization”);

WHEREAS, the Reorganization Agreement contemplates, among other Reorganization Steps, (i) the merger of Merger Sub II with and into KKR & Co. (the “Pubco Merger”), with KKR & Co. surviving (the surviving entity, the “Surviving Company”), (ii) the merger of KKR Aubergine Merger Sub I LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New Pubco (“Merger Sub I”), with and into KKR Holdings (the “Holdings Merger”), with KKR Holdings surviving (the surviving entity, “KKR Group Holdings”), and (iii) the contribution by New Pubco of all of the outstanding limited partnership interests of KKR Group Holdings held by New Pubco to the Surviving Company (the “Holdings Contribution”);

WHEREAS, all of the Reorganization Steps other than the Pubco Merger, the Holdings Merger and the Holdings Contribution have been completed;

WHEREAS, the parties to the Reorganization Agreement have mutually agreed that the Closing (as defined in the Reorganization Agreement) shall occur on May 31, 2022 (the “Effective Date”);

WHEREAS, Merger Sub II and KKR & Co. desire to complete the Pubco Merger;

WHEREAS, Section 264 of the Delaware General Corporation Law (“DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “LLC Act”) permit the merger of a limited liability company into a corporation;

WHEREAS, the board of directors of KKR & Co., and New Pubco, as the sole member of Merger Sub II, have approved this Agreement and the consummation of the Pubco Merger in accordance with the DGCL and the LLC Act and the applicable organizational documents of KKR & Co. and Merger Sub II;

WHEREAS, the Merger will be implemented pursuant to Sections 251(g) and 264 of the DGCL and Section 18-209 of the LLC Act and, therefore, will not require the approval of the stockholders of KKR & Co;

WHEREAS, upon the consummation of the Pubco Merger, all of Merger Sub II’s property, rights, privileges and other assets shall be vested in the Surviving Company, and the Surviving Company shall assume all of Merger Sub II’s obligations and liabilities; and

WHEREAS, immediately following the consummation of the Pubco Merger, the Holdings Merger and the Holdings Contribution shall be completed.

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01. The Merger

(a)            On the Effective Date, Merger Sub II shall merge with and into KKR & Co., with KKR & Co. and continue as the surviving entity. KKR & Co. shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”) and make all other filings or recordings required by Delaware law in connection with the Pubco Merger. Any officer of KKR & Co. is hereby authorized and directed to execute the Certificate of Merger on behalf of KKR & Co. as an authorized officer of KKR & Co., and to file the Certificate of Merger with the Secretary of State. The Merger shall become effective at 4:05 p.m. Eastern Time on the Effective Date (the “Effective Time”), which shall be provided in the Certificate of Merger filed with the Secretary of State.

(b)           At the Effective Time, Merger Sub II shall be merged with and into KKR & Co., whereupon the separate existence of Merger Sub II shall cease and KKR & Co. shall continue as the Surviving Company in the Pubco Merger in accordance with Sections 251(g) and 264 of the DGCL and Section 18-209 of the DLLCA.

Section 1.02. Effect on LLC Interests of Merger Sub II and Stock of KKR & Co.

(a)            At the Effective Time, all of the limited liability company interests of Merger Sub II shall, by virtue of the Pubco Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company, which share shall constitute the only outstanding share of capital stock of the Surviving Company.

(b)           At the Effective Time,

i.	each share of common stock, $0.01 par value, of KKR & Co. (“KKR Common Stock”) (and each unit convertible into a share of KKR Common Stock) outstanding immediately prior to the Effective Time shall, by virtue of the Pubco Merger and without any action on the part of the holders thereof, be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of New Pubco (“New Pubco Common Stock”) (or, as applicable, the right to receive one share of New Pubco Common Stock), subject to the same applicable transfer, forfeiture and vesting conditions as applicable prior to the conversion;

ii.	each share of Series C Mandatory Convertible Preferred Stock, $0.01 par value, of KKR & Co. (“Series C Preferred Stock”) outstanding immediately prior to the Effective Time shall, by virtue of the Pubco Merger and without any action on the part of the holders thereof, be converted into one validly issued, fully paid and nonassessable share of Series C Mandatory Convertible Preferred Stock, $0.01 par value, of New Pubco; and

iii.	the sole share of Series I Preferred Stock, $0.01 par value, of KKR & Co (“Series I Preferred Stock”) outstanding immediately prior to the Effective Time shall, by virtue of the Pubco Merger and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and nonassessable share of Series I Preferred Stock, $0.01 par value, of New Pubco.

ARTICLE II
THE SURVIVING COMPANY

Section 2.01. Certificate of Incorporation

At the Effective Time, the name of the Surviving Company shall be “KKR Group Co. Inc.” The certificate of incorporation of KKR & Co. as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form of attached hereto as Exhibit A, and shall be the certificate of incorporation of the Surviving Company unless and until amended in accordance with applicable law.

Section 2.02. Bylaws

At the Effective Time, the bylaws of KKR & Co. as in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of attached hereto as Exhibit B, and shall be the bylaws of the Surviving Company unless and until amended in accordance with their terms and applicable law.

Section 2.03. Directors and Officers

The directors of Merger Sub II immediately prior to the Effective Time shall be the directors of the Surviving Company, and the officers of Merger Sub II. immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the organizational documents of the Surviving Company as described in Section 2.01 and Section 2.02, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III
TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 3.01. Transfer, Conveyance and Assumption

At the Effective Time, KKR & Co. shall continue in existence as the Surviving Company, and without further transfer, succeed to and possess all of the rights, privileges and powers of Merger Sub II, and all of the assets and property of whatever kind and character of Merger Sub II shall vest in KKR & Co. without further act or deed. Thereafter, the Surviving Company shall be liable for all of the obligations and liabilities of Merger Sub II, and any claim or judgment against Merger Sub II may be enforced against the Surviving Company in accordance with Section 259 of the DGCL.

Section 3.02. Further Assurances

If at any time KKR & Co. shall consider or be advised that any further action on the part of Merger Sub II or New Pubco is necessary or advisable to carry out the provisions hereof, the proper representatives of Merger Sub II or New Pubco, as applicable, as of the Effective Time shall execute and deliver any and all proper documentation to carry out the provisions hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Each party hereto, severally and not jointly, hereby represents and warrants to the other parties hereto:

(a)            Each such party is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and has full power and authority to own, lease or otherwise hold and operate its properties, rights and assets and to carry on its business as it is now being conducted;

(b)            Each such party is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c)            Subject to the Reorganization and any amendments or changes contemplated hereby or by the Reorganization Agreement, the execution and delivery of this Agreement and the consummation of the transactions hereby will not at the Effective Time violate any provisions of the incorporation documents, bylaws, certificate of formation, limited liability company agreement or similar governing documents of the parties hereto; and

(d)            Each party to this Agreement has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.01. Amendments; No Waivers

(a)            Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by each of KKR & Co., Merger Sub II and New Pubco. Except as otherwise required by applicable law, any amendment to this Agreement may be approved by mutual written agreement of each of KKR & Co., Merger Sub II and New Pubco.

(b)            No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.02. Entire Agreement

Other than the Reorganization Agreement and any other agreements contemplated by the Reorganization Agreement, this Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 5.03. Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 5.04. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws, provisions or rules that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.05. Arbitration; Submission to Jurisdiction; Waiver of Jury Trial

(a)          Any dispute, disagreement, claim, or controversy (at law or in equity) arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder (a “Dispute”) shall be resolved in accordance with this Section 5.05.

(b)          The parties in dispute shall attempt in good faith to resolve such Dispute among themselves within thirty (30) calendar days from the date any party sends written notice of such Dispute to the other party(ies) involved in such Dispute.

(c)          If such Dispute has not been resolved in writing for any reason within the 30-day period, the Dispute shall, at the request of any party, be settled exclusively by final and binding arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Arbitration Rules in effect at the time (the “Rules”), except as modified herein.

(i)	The seat of arbitration shall be New York, New York and the arbitration shall be conducted in the English language.

(ii)	The arbitration shall be conducted by three independent and impartial arbitrators.

(a)	If there are only two parties to the arbitration, then the claimant and respondent shall each appoint one arbitrator within thirty (30) days of receipt by respondent of the demand for arbitration. The two arbitrators so appointed shall appoint the third and presiding arbitrator (the “Presiding Arbitrator”) within thirty (30) days of the appointment of the second arbitrator. If any party fails to appoint an arbitrator, or if the two party-appointed arbitrators fail to appoint the Presiding Arbitrator, within the time periods specified herein, then any such arbitrator shall, upon any party’s request, be appointed by the ICDR in accordance with the Rules.

(b)	If there are more than two parties to the arbitration, then the claimant or claimants collectively, and respondent or respondents collectively, shall each appoint one arbitrator within thirty (30) days of receipt by respondent or respondents of the demand for arbitration. The two arbitrators so appointed shall appoint the Presiding Arbitrator within thirty (30) days of the appointment of the second arbitrator. If the two party-appointed arbitrators cannot reach agreement on the Presiding Arbitrator within the time periods specified herein, then the ICDR shall appoint the Presiding Arbitrator in accordance with the Rules. If either all of the claimants or all of the respondents, respectively, fail to make a joint appointment of an arbitrator within the time limits set forth herein, then the ICDR shall appoint all three arbitrators in accordance with the Rules.

(iii)	The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq.

(iv)	The fees and expenses of the arbitrators shall be shared equally by the parties to such arbitration and advanced by them from time to time as required.

(v)	The arbitrators shall permit and facilitate such discovery as they shall determine appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective.

(vi)	The parties to the Dispute shall keep confidential any proprietary information, trade secrets or other nonpublic information disclosed in discovery.

(vii)	The arbitrators shall endeavor to render their award within sixty (60) days of the conclusion of the final arbitration hearing, or as soon as practicable thereafter.

(viii)	Notwithstanding anything to the contrary provided in this Section 5.05 and without prejudice to the above procedures, any party may apply to the Delaware Chancery Court, or, if such court does not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts has jurisdiction, any other Delaware state court (“Chosen Courts”) or any other court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo. Each of the parties irrevocably consents and submits for itself and in respect of its property, generally and unconditionally, to the non-exclusive jurisdiction of the Chosen Courts for such purpose and for the enforcement of any arbitral award rendered hereunder and to compel arbitration. In any such action: (i) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any of the Chosen Courts; (ii) each of the parties irrevocably consents to service of process in any Dispute in any of the aforesaid courts or arbitration by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at 30 Hudson Yards, New York, New York 10001; and (iii) each of the parties waives any right to trial by jury in any court.

(ix)	Without prejudice to the provisional remedies that may be granted by a court, the arbitrator shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect.

(x)	The arbitrators shall not have any right or power to award punitive or treble damages.

(xi)	The award rendered by the arbitrators shall be final and not subject to judicial review.

(xii)	Any arbitration award may be entered in and enforced by any court having jurisdiction thereof or over any party or any of its assets and the parties hereby consent and submit to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award.

(xiii)	The parties to any Dispute agree that after the arbitrators have made a finding with respect to a particular factual matter pursuant to this Section 5.05, such finding of the arbitrators shall be deemed to have been finally determined by the parties for all purposes under this Agreement and, thereafter, no party shall have the right to seek any contrary determination in connection with any later arbitration procedure.

(d)           To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(e)           Each party hereto acknowledges that it is knowingly and voluntarily agreeing to the choice of Delaware law to govern this Agreement and to arbitration and the other provisions of this Section 5.05. The parties hereto intend this to be an effective choice of Delaware law and an effective consent to jurisdiction and service of process under 6 Del. C. § 2708.

(f)            Each party hereto, for itself and its affiliates, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law all right to trial by jury in any action or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the parties hereto or their respective affiliates pursuant to this Agreement or the other transaction documents in the negotiation, administration, performance or enforcement hereof or thereof.

Section 5.06. Counterparts; Effectiveness

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.07. No Recourse

Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto, on behalf of itself and its affiliates and their respective successors and assigns, acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or the transactions contemplated hereby shall be had against any past, present or future director, officer, agent or employee of any past, present or future member of the other parties hereto or of any affiliate or assignee thereof or any other person that is not a party to this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future director, officer, agent or employee of any past, present or future member of any party hereto or of any affiliate or assignee thereof, as such, for any obligation of such party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 5.07. No Appraisal Rights

In accordance with the DGCL and the DLLCA, no appraisal rights shall be available to any holder of shares of KKR Common Stock, Series C Preferred Stock, Series I Preferred Stock or the limited liability company interests of Merger Sub II or any member of Merger Sub II in connection with the Pubco Merger.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

KKR & CO. INC.

/s/ David J. Sorkin
Name:	David J. Sorkin
Title:	General Counsel and Secretary

[Signature Page to Pubco Merger Agreement]

KKR AUBERGINE INC.

/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

[Signature Page to Pubco Merger Agreement]

KKR AUBERGINE MERGER SUB I LLC

/s/ Robert H. Lewin
Name:	Robert H. Lewin
Title:	Manager

[Signature Page to Pubco Merger Agreement]

Exhibit A

A&R Certificate of Incorporation

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

 OF

 KKR GROUP CO. INC.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 31, 2022, among KKR & Co. Inc., a Delaware corporation (“KKR & Co.”), KKR Aubergine Inc., a Delaware corporation (“New Pubco”) and KKR Aubergine Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New Pubco (“Merger Sub II”), Merger Sub II merged with and into KKR & Co., with KKR & Co. as the surviving company of the merger, pursuant to Section 251(g) of the Delaware General Corporation Law (the “Merger”). Pursuant to the Merger Agreement, upon the Effective Time (as defined in the Merger Agreement), the certificate of incorporation of KKR & Co. as in effect immediately prior to the Effective Time is hereby amended and restated in its entirety as follows:

FIRST: The name of the Corporation is KKR Group Co. Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, Wilmington, County of New Castle, Delaware 19807. The name of the registered agent of the Corporation at such address is Maples Fiduciary Services (Delaware) Inc..

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH: The Board of Directors of the Corporation, acting by majority vote, may adopt, amend or repeal the By-Laws of the Corporation. Election of Directors need not be by written ballot.

SIXTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, to the fullest extent permitted by law, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, modification or repeal.

SEVENTH: Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that, if taken by the Corporation immediately prior to the Effective Time (as defined in the Merger Agreement), would require for its adoption under the Delaware General Corporation Law or the certificate of incorporation or bylaws of the Corporation as of immediately prior to the Effective Time, the approval of the stockholders of the Corporation, shall require, pursuant to Section 251(g) of the Delaware General Corporation Law, in addition to requiring approval of the stockholders of the Corporation, the approval of the stockholders of KKR Aubergine Inc., or any successor by merger, by the same vote as is required by the Delaware General Corporation Law and/or by the certificate of incorporation or bylaws of the Corporation as of immediately prior to the Effective Time.

Exhibit B

A&R Bylaws

EXHIBIT B

KKR GROUP CO. INC.
BY-LAWS

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meeting. Meetings of the stockholders of KKR Group Co. Inc.. (the “Corporation”) shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders of the Corporation may be called only by the Co-Chief Executive Officers of the Corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.

Section 3. Notice. Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of stockholders, written notice of the date, time and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to notice.

Section 4. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock entitled to vote shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 5. Voting. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock entitled to vote.

ARTICLE II

DIRECTORS

Section 1. Number, Election and Removal of Directors. The Board of Directors of the Corporation shall consist of such number of directors as shall from time to time be fixed exclusively by resolution of the Board of Directors. The Directors shall be elected by stockholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders. A Director may be removed with or without cause by the stockholders.

Section 2. Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the Chairman of the Board or the Co-Chief Executive Officers.

Section 3. Notice. Notice need not be given of regular meetings of the Board of Directors. At least one business day before each special meeting of the Board of Directors, written or oral (either in person or by telephone), notice of the time, date and place of the meeting and the purpose or purposes for which the meeting is called, shall be given to each Director; provided that notice of any meeting need not be given to any Director who shall be present at such meeting (in person or by telephone) or who shall waive notice thereof in writing either before or after such meeting.

Section 4. Quorum. A majority of the total number of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these By-Laws or any contract or agreement to which the Corporation is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 5. Committees. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including, without limitation, an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act as the absent or disqualified member.

ARTICLE III

OFFICERS

The officers of the Corporation shall consist of a Chief Executive Officer or Co-Chief Executive Officers, a President or Co-Presidents, a Chief Financial Officer, a Chief Operating Officer or Co-Chief Operating Officers and a General Counsel, and such other additional officers with such titles as the Board of Directors shall determine, all of which shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the Chief Executive Officer or Co-Chief Executive Officers with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE IV

INDEMNIFICATION AND ADVANCEMENT

Section 1. Indemnification. To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify any current or former Director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he or she was or is a party by reason of his or her current or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 2. Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any current or former Director or officer of the Corporation in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the current or former Director or officer to repay all amounts advanced if it should be ultimately determined that such Director or officer is not entitled to be indemnified under this Article IV or otherwise.

Section 3. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust or other enterprise.

ARTICLE V

GENERAL PROVISIONS

Section 1. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.

Section 2. Corporate Books. The books of the Corporation may be kept at such place within or outside the State of Delaware as the Board of Directors may from time to time determine.